FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
April 26, 2012	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 1st QUARTER 2012 RESULTS;
EPS IMPROVES 85% OVER 1st QUARTER 2011

WILMINGTON, Del., WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $7.2 million, or $0.74 per diluted common share, for the first quarter of 2012 compared to net income of $6.2 million, or $0.63 per diluted common share, for the fourth quarter of 2011, and net income of $4.2 million, or $0.40 per diluted common share, for the first quarter of 2011.
Highlights for the quarter:
•
Revenues increased 12% from first quarter 2011 levels due to business growth, while expenses remained relatively flat, resulting in significantly improved operating leverage, efficiency and bottom-line results.

•
Loan and customer funding balances continued growth trends.  Loans increased 5.5% from year-ago levels with commercial and industrial (C&I) loans up 15.4%.  Customer funding increased 8.6% with core deposits up 13.6% over the same time period.

•
Nonperforming assets improved for the 4th consecutive quarter to 2.07% of assets from 2.14% of assets last quarter, and 2.58% at this time last year; the dollar level of nonperforming assets decreased 2% to $89.6 million, from $91.7 million last quarter and 12% from $101.8 million from this time last year.  The provision for loan losses of $6.7 million decreased slightly from the prior quarter and more than covered quarterly net charge-offs of $5.5 million.  The dollar level of net charge-offs declined 22% from the fourth quarter of 2011 and 46% from the first quarter of 2011.

Notable items in the quarter:
•
WSFS realized $2.0 million, or $0.15 per diluted common share (after-tax), in net gains on securities sales, reflecting the continued management of our mortgage-backed securities (“MBS”) portfolio.  This compares to net securities gains of $1.9 million, or $0.14 per diluted common share, in the fourth quarter of 2011 and $415,000, or $0.03 per diluted common share, in the first quarter of 2011.

•
WSFS recorded non-routine expenses of $321,000, or $0.02 per diluted common share (after-tax), in the first quarter of 2012 relating to the federal government’s sale of its WSFS preferred shares to private investors.

CEO outlook and commentary:
“Significantly improved earnings during the first quarter of 2012 reflect the results of our focus on optimizing prior franchise investments and taking market share opportunities, and growing our profitability, while continuing to improve asset quality,” said Mark Turner, President and CEO.  “As a result, we expected and are pleased with our improved operating leverage and efficiency, and the increase in our bottom-line results.

 “We have been successful in our efforts to grow our core banking business.  Loans, especially C&I loans, which are the primary focus of our lending business, and customer funding, particularly core deposits, continue to show strong growth.  We have increased net interest income on both a linked quarter and year-over-year basis, despite pressure from the historically-low interest rate environment.

“We have also grown our fee income through the success in building our banking, wealth, and ATM businesses.  Noninterest income increased at a double digit rate from first quarter 2011 levels, even after adjusting for the increased securities gains taken in this quarter.

“We continue our efforts to reduce our level of nonperforming assets as we manage through a slowly recovering economy.  Overall credit costs decreased significantly from last quarter and year-ago levels and net charge-offs continued to decline.  The business environment in our markets is improving modestly and the environment for asset disposition also appears to be improving.  However, the economic recovery has been long, slow and uneven and from quarter to quarter, certain credit statistics can reflect this volatility.

“We have much more progress to make, but we could not achieve these gains without the dedication and engagement of our Associates, and the advocacy of our customers, which we value immensely.”

First Quarter 2012 Discussion of Financial Results

Net interest margin and net interest income reflect further growth
Net interest income for the first quarter was $32.5 million, and increased $114,000, or 1% annualized, from the fourth quarter of 2011.  The net interest margin for the first quarter of 2012 was 3.57%, a four basis point decrease from 3.61% reported for the fourth quarter of 2011.  Compared to the first quarter of 2011, the net interest margin increased one basis point and net interest income increased $2.3 million, or 8%.

The net interest margin declined in this quarter as MBS prepayments and sales, combined with low MBS reinvestment rates, continued to decrease the yield on these assets.  Furthermore, decreases in funding costs, particularly in core deposits, did not keep pace as the historically-low interest rate environment has continued.

Customer funding growth reflects strength in core deposits
Customer funding increased at a strong rate during the first quarter of 2012. Total customer funding was $2.9 billion at March 31, 2012, an increase of $40.1 million, or 1% (6% annualized), over levels reported at December 31, 2011. As previously disclosed, year-end 2011 balances included one large temporary trust account of $55.0 million. Adjusted for this account, customer funding increased a more robust $95.1 million, or 3% (13% annualized). Some segments of our funding (trust, municipal and school district accounts) by their nature are expected to show volatility from time-to-time.

Moreover, core deposit accounts grew $45.9 million, or 2% (9% annualized), and $100.9 million, or 5% (20% annualized) adjusted for the temporary account, due to growth of $43.8 million in demand accounts and $31.9 million in savings accounts.

Customer funding increased $231.0 million, or 9%, over balances at March 31, 2011.  This was driven by higher core deposit account balances, which increased $255.1 million, or 14%, partially offset by a modest decrease in higher-cost customer time and sweep accounts.

The following table summarizes current customer funding balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	March 31, 2012		December 31, 2011		March 31, 2011

Noninterest demand	$542,176	19%	$525,444	18%	$505,154	19%
Interest-bearing demand	416,550	14	389,495	14	322,749	12
Savings	400,310	14	368,390	13	366,790	14
Money market	775,729	26	805,570	28	684,996	25
Total core deposits	2,134,765	73	2,088,899	73	1,879,689	70
Customer time	757,639	26	758,595	26	776,410	29
Total customer deposits	2,892,404	99	2,847,494	99	2,656,099	99
Customer sweep accounts	33,113	1	37,925	1	38,427	1
Total customer funding	$2,925,517	100%	$2,885,419	100%	$2,694,526	100%

Continued increases in the loan portfolio from commercial loan growth
Total net loans were $2.7 billion at March 31, 2012, an increase of $20.8 million, or 3% annualized, compared to the prior quarter-end, mainly due to an increase in C&I loans, which grew $25.6 million and construction loans, which grew $18.3 million from December 31, 2011.  This growth occurred despite typically slower seasonal loan growth during the first quarter and was partially offset by a decrease of $16.8 million in residential mortgage and consumer loans, generally reflecting a continuing purposeful change in the mix of our loan portfolios.

Net loans increased $141.5 million, or 5%, compared to March 31, 2011.  This increase included growth of $198.8 million, or 15%, in C&I loans, partially offset by reductions of $30.3 million in residential mortgage loans and $18.9 million in consumer loans.

The following table summarizes current loan balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	March 31, 2012		December 31, 2011		March 31, 2011

Commercial & industrial	$1,485,759	54%	$1,460,184	54%	$1,286,976	49%
Commercial real estate	617,226	23	622,300	23	622,241	24
Construction (1)	124,183	5	105,925	4	129,032	5
Total commercial loans	2,227,168	82	2,188,409	81	2,038,249	78
Residential mortgage	275,206	10	285,688	10	305,502	12
Consumer	285,460	10	291,757	11	304,376	12
Allowance for loan losses	(54,222)	(2)	(53,080)	(2)	(56,000)	(2)
Net Loans	$2,733,612	100%	$2,712,774	100%	$2,592,127	100%

(1) Includes $44.7 million of commercial, $44.5 million of residential and $35.0 million of owner-occupied construction loans at March 31, 2012.

Asset quality statistics reflect asset disposition efforts
The ratio of nonperforming assets to total assets improved for the 4th consecutive quarter to 2.07% at March 31, 2012, from 2.14% at December 31, 2011 and 2.58% at March 31, 2011, and nonperforming assets improved 2% to $89.6 million at March 31, 2012, from $91.7 million at December 31, 2011 and $101.8 million at March 31, 2011. This overall improvement in nonperforming assets was mainly the result of the Company’s continued active distressed-asset disposition efforts as assets acquired through foreclosure decreased by $5.0 million to $6.7 million at March 31, 2012.

Total loan delinquency increased to 3.03% as of March 31, 2012 compared to 2.48% as of December 31, 2011. The increase in delinquency was in the early stage delinquency category, and was due to one delinquent C&I loan at March 31, 2012, to an operating business which is subject to seasonality.

The following table summarizes current loan portfolio delinquency as a percent of total loans compared to prior periods.

	At		At		At
(Dollars in thousands)	March 31, 2012		December 31, 2011		March 31, 2011

Total commercial loans	$16,780	0.75%	$5,677	0.26%	$8,021	0.39%
Residential mortgage	6,596	2.47	7,626	2.77	8,872	2.92
Consumer	2,590	0.91	3,492	1.20	1,897	0.62
Performing loan delinquency	25,966	0.93	16,795	0.61	18,790	0.71
Nonperforming loan delinquency	58,197	2.10	51,467	1.87	56,157	2.12
Total loan delinquency	$84,163	3.03%	$68,262	2.48%	$74,947	2.83%

The Bank’s ratio of classified assets to total Tier 1 capital plus the allowance for loan losses (“ALL”) was 59.4%, an increase from 52.2% at December 31, 2011 and a decrease from its high point of 70.5% at the end of the first quarter of 2010.  The increase in the first quarter of 2012 was mainly due to two large C&I loans which were downgraded from criticized to classified status.  Total problem loans (all criticized, classified and nonperforming loans) improved during the quarter by $9.5 million.

During the first quarter of 2012, net charge-offs improved to $5.5 million, or 0.80% (annualized) of average gross loans, a 22% decrease from $7.1 million, or 1.04% (annualized), reported in the fourth quarter of 2011 and a 46% decrease from $10.2 million, or 1.56% (annualized) in the same quarter of 2011.

The total provision for loan losses decreased slightly to $6.7 million in the first quarter of 2012 from $6.9 million in the fourth quarter of 2011, and increased from $5.9 million in the first quarter of 2011.  Furthermore, total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) were at their lowest amount in the last thirteen quarters (since the 3rd quarter of 2008), and decreased meaningfully to $7.6 million from $9.7 million in the fourth quarter of 2011, and also decreased from $8.4 million in the first quarter of last year.  Total credit costs in the quarter were positively impacted by lower workout and OREO costs, which is noteworthy in a quarter where the Company substantially reduced its assets acquired through foreclosure.

The allowance for loan losses increased during the first quarter of 2012 to $54.2 million, as the first quarter provision more than covered net charge-offs and the ratio of the allowance for loan losses to total gross loans increased to 1.95% at March 31, 2012 from 1.92% at December 31, 2011.
Noninterest income increases reflect growth across all business lines
During the first quarter of 2012, the Company earned noninterest income of $16.8 million, compared to $17.0 million in the fourth quarter of 2011.  Net securities gains were comparable for both periods.  The slight decrease in fee income was largely the result of seasonal declines in deposit service charges, fiduciary & investment management income and credit/debit card and ATM income.

Noninterest income increased $3.1 million during the first quarter of 2012 from $13.6 million reported during the same period a year ago.  Excluding the impact of net securities gains in both periods, noninterest income increased by $1.5 million, or 11%.  Credit/debit card and ATM fees increased by $682,000, or 14%, and deposit service charges increased by $450,000, or 13%, over the prior year, reflecting franchise growth.  In addition, fiduciary & investment management income increased $204,000, or 7%, over the prior year, and represents continued growth in this business.

Noninterest expenses hold flat with prior periods
Noninterest expense for the first quarter of 2012 totaled $31.4 million compared to $33.0 million in the fourth quarter of 2011, or a decrease of $1.6 million.  Excluding notable items recorded in both quarters, noninterest expenses decreased $1.5 million, or 5%.  During the quarter, loan workout and OREO expenses decreased by $2.1 million.  Asset disposition costs can be uneven from quarter-to-quarter based on disposition activities and results.  Partially offsetting this decrease were salaries, benefits and other compensation costs, which increased $1.4 million from the fourth quarter of 2011, and primarily reflects seasonal increases in taxes and other payroll-related costs associated with first quarter incentive payments as well as higher variable incentives related to improved performance.

Noninterest expense for the first quarter of 2012 was essentially flat with the same period of 2011. Included in this comparison was a $1.6 million decrease in loan workout and OREO costs which was mostly offset by expenses associated with increased organic franchise growth during 2011, including the opening and renovation of several branches, the hiring of additional commercial relationship managers and related infrastructure costs as the Company reached the later stages of its recent heavy investment phase by the end of 2011.

Niche business (included in above results)
The Cash Connect® division is a premier provider of ATM vault cash and related services in the United States.  It services nearly $448 million in vault cash in more than 12,000 non-bank ATMs nationwide and also operates over 400 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.  Cash Connect® recorded $3.9 million in net revenue (fee income less funding costs) during the first quarter of 2012. This represented a slight seasonal decrease of $86,000 compared to the fourth quarter of 2011 and an increase of $618,000 compared to the first quarter of 2011.  Noninterest expenses were $2.5 million during both the first quarter of 2012 and the fourth quarter of 2011, and increased $318,000 from the first quarter of 2011.  As a result, Cash Connect® reported pre-tax income of $1.4 million for the first quarter of 2012, compared to $1.5 million in the fourth quarter of 2011, and $1.1 million in the first quarter of 2011.

Income taxes
The Company recorded a $4.0 million income tax provision in the first quarter of 2012 compared to $3.3 million in the fourth quarter of 2011 and $2.4 million in the first quarter of 2011.  The Company’s effective tax rate for the first quarter of 2012 was 36%; the effective tax rate during the fourth quarter of 2011 was 35%; and the effective tax rate during the first quarter of 2011 was 36%.

Capital management
The Company’s capital increased by $5.1 million to $397.3 million at March 31, 2012, mainly the result of earnings from the first quarter of 2012.

Tangible common book value per share was $35.70 at March 31, 2012, a $0.50 increase from $35.20 reported at December 31, 2011.  The Company’s tangible common equity to asset ratio increased to 7.24% at the end of the first quarter.

At March 31, 2012, the Bank’s Tier 1 leverage ratio of 9.35%, Tier 1 risk-based ratio of 12.24% and total risk-based capital ratio of 13.49% all increased during the period and maintained a substantial cushion in excess of “well-capitalized” regulatory benchmarks.  An additional $12.0 million in cash remains at the holding company as of March 31, 2012 to support the parent company’s cash needs.

The Board of Directors approved a quarterly cash dividend of $0.12 per common share.  This dividend will be paid on May 25, 2012, to shareholders of record as of May 11, 2012.

First quarter 2012 earnings release conference call
Management will conduct a conference call to review first quarter results at 1:00 p.m. Eastern Daylight Time (EDT) on Friday, April 27, 2012.  Interested parties may listen to this call by dialing 1-877-312-5857.  A rebroadcast of the conference call will be available two hours after the completion of the conference call, until May 4, 2012, by calling 1-800-585-8367 and using Conference ID 72910261.

About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.3 billion in assets on its balance sheet and $11.8 billion in fiduciary assets, including approximately $1.0 billion in assets under management.  WSFS operates from 49 offices located in Delaware (39), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.
* * *
This report contains estimates, predictions, opinions, projections and other statements that may be interpreted as “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, references to our financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations.  Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.  Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rate; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses associated therewith; and the costs associated with resolving any problem loans; and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time.  Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

# # #

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENT OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)	Three months ended
	Mar 31,	Dec 31,	Mar 31,
	2012	2011	2011
Interest income:
Interest and fees on loans	$33,395	$33,223	$31,956
Interest on mortgage-backed securities	5,718	6,196	7,026
Interest and dividends on investment securities	101	150	170
Other interest income	9	16	-
	39,223	39,585	39,152
Interest expense:
Interest on deposits	4,015	4,255	5,223
Interest on Federal Home Loan Bank advances	1,937	2,106	2,727
Interest on trust preferred borrowings	375	360	336
Interest on other borrowings	366	448	612
	6,693	7,169	8,898

Net interest income	32,530	32,416	30,254
Provision for loan losses	6,669	6,948	5,908
Net interest income after provision for loan losses	25,861	25,468	24,346

Noninterest income:
Credit/debit card and ATM income	5,422	5,477	4,740
Deposit service charges	4,014	4,396	3,564
Fiduciary & investment management income	3,031	3,004	2,827
Securities gains, net	2,036	1,925	415
Loan fee income	610	589	685
Mortgage banking activities, net	516	489	547
Bank-owned life insurance income	185	240	179
Other income	944	876	682
	16,758	16,996	13,639
Noninterest expenses:
Salaries, benefits and other compensation	16,677	15,257	14,816
Occupancy expense	3,048	3,110	2,838
Loan workout and OREO expense	836	2,907	2,483
Equipment expense	1,667	1,720	1,614
Marketing expense	779	856	951
FDIC expenses	1,437	1,471	1,764
Data processing and operations expense	1,322	1,314	1,417
Professional fees	1,164	1,855	1,123
Acquisition integration costs	-	-	334
Other operating expenses	4,501	4,536	4,047
	31,431	33,026	31,387

Income before taxes	11,188	9,438	6,598
Income tax provision	4,017	3,276	2,392
Net income	7,171	6,162	4,206
Dividends on preferred stock and accretion of discount	692	693	692
Net income allocable to common stockholders	$6,479	$5,469	$3,514

Diluted earnings per common share:
Net income allocable to common stockholders	$0.74	$0.63	$0.40

Weighted average common shares outstanding for diluted EPS	8,760,397	8,714,731	8,730,043

Performance Ratios:
Return on average assets (a)	0.67%	0.59%	0.43%
Return on average equity (a)	7.20	6.30	4.54
Return on tangible common equity (a)	8.64	7.41	5.19
Net interest margin (a)(b)	3.57	3.61	3.56
Efficiency ratio (c)	63.32	66.47	71.07
Noninterest income as a percentage of total net revenue (b)	33.76	34.21	30.88
See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENT OF CONDITION
(Dollars in thousands)
(Unaudited)	Mar 31,	Dec 31,	Mar 31,
	2012	2011	2011
Assets:
Cash and due from banks	$67,517	$70,889	$65,215
Cash in non-owned ATMs	391,939	397,119	328,837
Investment securities (d)(e)	48,054	42,569	38,594
Other investments	34,207	35,765	35,880
Mortgage-backed securities (d)	855,276	829,225	696,051
Net loans (f)(g)(m)	2,733,612	2,712,774	2,592,127
Bank owned life insurance	63,577	63,392	64,422
Other assets	134,151	137,275	130,425
Total assets	$4,328,333	$4,289,008	$3,951,551
Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$542,176	$525,444	$505,154
Interest-bearing deposits	2,350,228	2,322,050	2,150,945
Total customer deposits	2,892,404	2,847,494	2,656,099
Brokered deposits	297,104	287,810	164,267
Total deposits	3,189,508	3,135,304	2,820,366

Federal Home Loan Bank advances	527,973	538,682	498,165
Other borrowings	175,124	184,938	235,438
Other liabilities	38,463	37,951	26,665
Total liabilities	3,931,068	3,896,875	3,580,634
Stockholders' equity	397,265	392,133	370,917

Total liabilities and stockholders' equity	$4,328,333	$4,289,008	$3,951,551

Capital Ratios:
Equity to asset ratio	9.18%	9.14%	9.39%
Tangible equity to asset ratio	8.46	8.41	8.61
Tangible common equity to asset ratio	7.24	7.18	7.27
Tier 1 leverage (h) (required: 4.00%; well-capitalized: 5.00%)	9.35	9.29	9.61
Tier 1 risk-based capital (h) (required: 4.00%; well-capitalized: 6.00%)	12.24	12.18	12.44
Total Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	13.49	13.43	13.69

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$74,065	$71,093	$85,874
Troubled debt restructuring (accruing)	8,837	8,887	7,646
Assets acquired through foreclosure	6,708	11,695	8,311
Total nonperforming assets	$89,610	$91,675	$101,831

Past due loans (i)	$964	$965	$1,000

Allowance for loan losses	$54,222	$53,080	$56,000

Ratio of nonperforming assets to total assets	2.07%	2.14%	2.58%
Ratio of allowance for loan losses to total gross loans (j)	1.95	1.92	2.11
Ratio of allowance for loan losses to nonaccruing loans	73	75	65
Ratio of quarterly net charge-offs to average gross loans (a)(f)	0.80	1.04	1.56

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET
(Dollars in thousands)
(Unaudited)	Three months ended
	Mar 31, 2012			Dec 31, 2011			Mar 31, 2011
	Average	Interest &	Yield/	Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (f) (k)
Commercial real estate loans	$739,158	$8,931	4.83%	$723,029	$8,741	4.84%	$755,256	$8,860	4.69%
Residential real estate loans (m)	279,480	3,199	4.58	290,316	3,326	4.58	314,677	3,862	4.91
Commercial loans	1,468,048	17,775	4.88	1,416,787	17,465	4.90	1,253,433	15,381	4.99
Consumer loans	289,230	3,490	4.85	294,679	3,691	4.97	307,873	3,853	5.08
Total loans (m)	2,775,916	33,395	4.86	2,724,811	33,223	4.92	2,631,239	31,956	4.90
Mortgage-backed securities (d)	826,088	5,718	2.77	809,732	6,196	3.06	711,852	7,026	3.95
Investment securities (d)(e)	47,276	101	0.96	48,175	150	1.25	47,806	170	1.42
Other interest-earning assets (n)	35,290	9	0.10	35,866	16	0.18	37,596	-	-
Total interest-earning assets	3,684,570	39,223	4.30	3,618,584	39,585	4.41	3,428,493	39,152	4.60

Allowance for loan losses	(53,742)			(54,028)			(61,883)
Cash and due from banks	68,354			71,936			59,527
Cash in non-owned ATMs	361,508			364,297			312,580
Bank owned life insurance	63,458			63,229			64,303
Other noninterest-earning assets	127,826			132,658			124,166
Total assets	$4,251,974			$4,196,676			$3,927,186

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$379,315	$60	0.06%	$366,364	$105	0.11%	$301,563	$120	0.16%
Money market	768,666	519	0.27	759,454	604	0.32	729,072	842	0.47
Savings	383,294	173	0.18	375,848	250	0.26	298,442	306	0.42
Customer time deposits	763,802	2,984	1.57	754,023	3,056	1.61	781,955	3,729	1.93
Total interest-bearing customer deposits	2,295,077	3,736	0.65	2,255,689	4,015	0.71	2,111,032	4,997	0.96
Brokered deposits	270,814	279	0.41	234,922	240	0.41	198,233	226	0.46
Total interest-bearing deposits	2,565,891	4,015	0.63	2,490,611	4,255	0.68	2,309,265	5,223	0.92

FHLB of Pittsburgh advances	530,518	1,937	1.44	567,969	2,106	1.45	515,600	2,727	2.12
Trust preferred borrowings	67,011	375	2.21	67,011	359	2.10	67,011	336	2.01
Other borrowed funds	136,480	366	1.07	124,282	449	1.45	175,726	612	1.39
Total interest-bearing liabilities	3,299,900	6,693	0.81	3,249,873	7,169	0.88	3,067,602	8,898	1.16

Noninterest-bearing demand deposits	520,044			515,428			468,022
Other noninterest-bearing liabilities	33,580			40,229			20,911
Stockholders' equity	398,450			391,146			370,651
Total liabilities and stockholders' equity	$4,251,974			$4,196,676			$3,927,186

Excess of interest-earning assets
over interest-bearing liabilities	$384,670			$368,711			$360,891

Net interest and dividend income		$32,530			$32,416			$30,254

Interest rate spread			3.49%			3.53%			3.44%

Net interest margin			3.57%			3.61%			3.56%

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)	Three months ended
	Mar 31,	Dec 31,	Mar 31,
Stock Information:	2012	2011	2011
Market price of common stock:
High	$43.74	$40.92	$49.57
Low	36.02	30.22	40.01
Close	41.00	35.96	47.10
Book value per common share	45.64	45.19	43.16
Tangible book value per common share	41.72	41.24	39.22
Tangible common book value per common share	35.70	35.20	33.15
Number of common shares outstanding (000s)	8,705	8,678	8,595
Other Financial Data:
One-year repricing gap to total assets (l)	(0.04)%	1.54%	5.90%
Weighted average duration of the MBS portfolio	3.3 years	3.6 years	2.5 years
Unrealized gains (losses) on securities available-for-sale, net of taxes	$10,728	$11,673	$6,826
Number of Associates (FTEs) (o)	758	767	707
Number of offices (branches, LPO's and operations centers)	49	49	42
Number of WSFS owned ATMs	410	415	380

Notes:

(a) Annualized.
(b) Computed on a fully tax-equivalent basis.
(c) Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d) Includes securities available-for-sale at fair value.
(e) Includes reverse mortgages.
(f) Net of unearned income.
(g) Net of allowance for loan losses.
(h) Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i) Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j) Excludes loans held-for-sale.
(k) Nonperforming loans are included in average balance computations.
(l) The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.

(m) Includes loans held-for-sale.
(n) The FHLB of Pittsburgh has suspended dividend payments from December 31, 2008 until February 22, 2012.
(o) Includes summer Associates, when applicable.